Exhibit 99.1

MyoKardia Announces Topline Clinical Data Supporting Advancement of

MYK-461 to Phase 2 PIONEER-HCM Study in Symptomatic, Obstructive

Hypertrophic Cardiomyopathy Patients

MYK-461 Data Suggest Favorable Safety Profile Up to 28 Days Dosing in Healthy

Volunteers and Reduction in Excess Cardiac Contractility in All HCM Patients Studied

Company Plans to Initiate Phase 2 PIONEER-HCM Study in Second Half of 2016

MyoKardia R&D Day Planned for Fall; Abstract Submitted for Presentation at The

American Heart Association’s Scientific Sessions 2016

Company to Host Conference Call and Webcast Today at 2:00 PM PT (5:00 PM ET)

SOUTH SAN FRANCISCO, Calif. – July 11, 2016 – MyoKardia, Inc. (Nasdaq: MYOK), a clinical stage biopharmaceutical company pioneering a precision medicine approach for the treatment of heritable cardiovascular diseases, today announced clinical data from its two recently completed Phase 1 trials in its MYK-461 hypertrophic cardiomyopathy (HCM) development program and advancement to the Company’s Phase 2 PIONEER-HCM Study.

Data from the trials suggest favorable tolerability of single doses of MYK-461 in healthy volunteers and HCM patients. Additionally, repeat daily doses of MYK-461 were well tolerated for up to 28 days in healthy volunteers across a pharmacologically active dose range, with reductions in cardiac contractility sustained throughout the study period. The data also indicated a dose-dependent reduction in contractility consistent with the magnitude of reduction that the scientific literature indicates may confer a meaningful clinical benefit.

Based on these data, MyoKardia plans to initiate its PIONEER-HCM study of MYK-461 in the second half of this year. The Phase 2 study will focus on symptomatic, obstructive HCM (oHCM), for which the U.S. Food and Drug Administration (FDA) has granted MYK-461 Orphan Drug Designation.

“These data indicate that MYK-461 has the potential to treat patients with HCM, a disease for which there are limited treatment options,” said Euan A. Ashley, FRCP D.Phil, associate professor of cardiovascular medicine, genetics and pathology at the Stanford University Medical Center, and a participant in the MYK-461 development program. “MYK-461, if approved, may be the first drug to target the underlying biomechanical cause of this debilitating disease.”

Excess left ventricular contractility is responsible for the clinical consequences of HCM, including reduced effort tolerance and symptoms that include shortness of breath and chest pain. HCM substantially increases the risk of atrial fibrillation that can lead to stroke, or malignant ventricular arrhythmias that can cause sudden cardiac death. oHCM, a subset of HCM, is a physiological complication in which abnormally thickened heart muscle obstructs the left ventricular outflow tract (LVOT). In severe and symptomatic cases of oHCM, invasive interventions, including open-heart surgery, may be indicated. The study findings announced today include single-dose data from two patients with LVOT obstruction that support MYK-461’s potential to reduce LVOT pressure gradients.

“The data suggest a dose-dependent reduction in excess cardiac contractility, the hallmark of HCM, that we believe will be clinically relevant,” said Jonathan Fox, M.D., Ph.D., chief medical officer of MyoKardia.

“Based on the scientific literature and our own research, we believe an agent that produces a modest reduction in contractility, for example, a relative reduction in left ventricular ejection fraction of 5 percent to 10 percent, has potential as a treatment for HCM patients,” Dr. Fox said. “Given these results, we plan to further study the potential for MYK-461 to clinically benefit HCM patients in the Phase 2 PIONEER-HCM trial at daily doses consistent with those studied in our multiple ascending dose trial.”

Tassos Gianakakos, MyoKardia chief executive officer, noted, “We’re excited to be one step closer to a therapy that could make a meaningful difference in the lives of HCM patients. The growing body of research continues to support MYK-461’s potential to change the course of this devastating disease. We look forward to initiation of the PIONEER-HCM study later this year and to discussing the path to registration with the FDA in the coming months.”

About the Phase 1 Trials

MyoKardia has studied MYK-461 in 86 healthy volunteers and 15 HCM patients across three Phase 1 studies. The first two studies, one in healthy volunteers and another in HCM patients, were designed to establish the preliminary safety and tolerability of single oral doses of MYK-461. Secondary objectives included establishing the preliminary pharmacokinetic, or PK, and pharmacodynamic, or PD, profiles of MYK-461. A subsequent trial evaluated the safety, tolerability, PK and PD profiles of multiple ascending oral doses of MYK-461 in healthy volunteers.

Safety

The studies have demonstrated tolerability across a dose range for both single doses up to 144 mg and repeat doses of up to 25 mg for up to 28 days. In our studies of healthy volunteers, all adverse events reported were mild or moderate. In our study of HCM patients, one serious adverse event was reported, a vasovagal reaction that spontaneously resolved, in a patient at the highest single dose tested (144 mg).

Pharmacodynamic Data

Clinical proof of mechanism was observed overall as a dose-dependent reduction in cardiac contractility following single oral doses, both in healthy volunteers and HCM patients. All 15 HCM patients in our single ascending dose study demonstrated reductions in excess cardiac contractility. Furthermore, we observed achievement of stable reductions in contractility following repeat dosing to steady state in healthy volunteers in the two highest-dose cohorts of our multiple ascending dose study, confirming proof of mechanism for multiple doses. As previously noted, the scientific literature and

MyoKardia’s research suggest that an agent that produces a modest reduction of cardiac contractility (e.g. 5 percent to 10 percent relative reduction as measured by left ventricular ejection fraction, or LVEF) has potential as a treatment for HCM patients.

HCM Patient Subgroup with LVOT Obstruction

In our Phase 1 single dose study, two HCM patients, both with a history of LVOT obstruction, had provocable gradients before administration of a single 96 mg dose of MYK-461 (28 mmHg and 42 mmHg, respectively). In both patients, their gradients were reduced following dosing (to 5 mmHg and 9 mmHg, respectively). Relief of LVOT obstruction is associated with lower mortality, improved exercise capacity and symptom relief in oHCM patients. MyoKardia plans to explore obstruction relief as a primary endpoint in the Phase 2 PIONEER-HCM study.

R&D Day; Submission to AHA 2016

MyoKardia plans to host an R&D Day in the fall and will present further details on these Phase 1 studies and the planned Phase 2 PIONEER-HCM study in symptomatic, obstructive HCM. Additionally, MyoKardia intends to discuss the broader registration program for MYK-461.

Abstracts from the first two single ascending dose trials of MYK-461 have been submitted for presentation at The American Heart Association’s Scientific Sessions 2016.

Conference Call and Webcast

MyoKardia will host a conference call and live audio webcast to discuss the results of our Phase 1 trials at 2:00 PM PT (5:00 PM ET) today. To access the live conference call, please dial (844) 494-0193 domestic or (508) 637-5584 international at least five minutes prior to the start time and refer to conference ID 46586686. A live audio webcast of the call, as well as supplementary material regarding our top-line data, will be available on the Investors section of www.myokardia.com. An archived webcast will be available on the website approximately two hours after the event.

About MYK-461 and PIONEER-HCM

MYK-461 is an orally administered small molecule designed to reduce left ventricular contractility by allosterically modulating the function of cardiac myosin, the motor protein driving heart muscle contraction. MyoKardia has evaluated MYK-461 in three Phase 1 clinical trials, which have been primarily designed to evaluate safety and tolerability of oral doses of MYK-461 and are providing data on its pharmacokinetic and pharmacodynamic profile. These studies assess MYK-461’s engagement of cardiac myosin by measuring reduction in cardiac muscle contractility via echocardiography. In April 2016, the U.S. FDA granted the company Orphan Drug Designation for MYK-461 for treatment of symptomatic oHCM, a subset of HCM. In the second half of 2016, MyoKardia plans to initiate PIONEER-HCM, a Phase 2 open-label study to evaluate safety and efficacy of MYK-461 in subjects with symptomatic obstructive HCM.

About Hypertrophic Cardiomyopathy (HCM) and Obstructive Hypertrophic Cardiomyopathy (oHCM)

It is estimated that one in every 500 people in the United States has HCM, the most prevalent form of heritable cardiomyopathy. HCM is defined as an otherwise unexplained thickening of the walls of the heart, known as hypertrophy. The consequences include reduced left ventricular volumes and cardiac output, reduced ability of the left ventricle to expand, and elevated filling pressures. These can all contribute to reduced effort tolerance and symptoms that include shortness of breath and chest pain. HCM is a chronic disease and for the majority of patients, the disease progresses slowly and can be extremely disabling. HCM substantially increases the risk of developing atrial fibrillation that can lead to stroke or malignant ventricular arrhythmias that can cause sudden cardiac death.

There are currently no approved drug products indicated for the treatment of HCM. Patients are typically prescribed one or more drugs (including beta blockers, non-dihydropyridine calcium channel blockers and disopyramide) indicated for the treatment of hypertension, heart failure or other cardiovascular disorders more generally.

Approximately two thirds of all HCM patients have obstruction, either at rest or with provocation like exercise. oHCM is a physiological complication of HCM in which the thickened heart muscle obstructs the left ventricular outflow tract (LVOT). Measured most commonly by non-invasive imaging (echocardiography), oHCM is defined as ≥30 mm Hg pressure gradient across the LVOT.

Symptoms of oHCM can include shortness of breath, chest pain, dizziness, fainting, and palpitations. The presence of obstruction in an HCM patient further increases risk of progression to severe symptoms, and risk of death from heart failure or stroke.

The degree of LVOT obstruction in oHCM patients is a primary criterion for surgical and other invasive interventions (recommended for symptomatic patients with LVOT gradients measured at ≥50 mmHg). Relief of obstruction has been associated with improved symptoms, function and clinical outcomes. Surgical or other invasive interventions, including septal myectomy, an open heart procedure, may be appropriate. There are no approved drug products indicated for this condition. MyoKardia plans to explore obstruction relief as a primary endpoint in the Phase 2 PIONEER-HCM study.

About MyoKardia

MyoKardia is a clinical stage biopharmaceutical company pioneering a precision medicine approach to discover, develop and commercialize targeted therapies for the treatment of serious and rare cardiovascular diseases. MyoKardia’s initial focus is on the treatment of heritable cardiomyopathies, a group of rare, genetically-driven forms of heart failure that result from biomechanical defects in cardiac muscle contraction. MyoKardia has used its precision medicine platform to generate a pipeline of therapeutic programs for the chronic treatment of the two most prevalent forms of heritable cardiomyopathy—hypertrophic cardiomyopathy, or HCM, and dilated cardiomyopathy, or DCM. MyoKardia’s most advanced product candidate, MYK-461, is an orally-administered small molecule designed to reduce excessive cardiac muscle contractility leading to HCM and is currently being evaluated in three Phase 1 clinical trials. A cornerstone of the MyoKardia platform is the Sarcomeric Human Cardiomyopathy Registry, or SHaRe, a multi-center, international repository of clinical and laboratory data on individuals and families with genetic heart disease, which MyoKardia helped form in 2014. MyoKardia believes that SHaRe, currently consisting of data from approximately 10,000 individuals, is the world’s largest registry of patients with heritable cardiomyopathies. MyoKardia’s purpose is to improve the lives of patients and families suffering from cardiovascular disease by creating targeted therapies that can change the course of their condition. For more information, please visit www.myokardia.com.

Forward-Looking Statements

Statements we make in this press release may include statements which are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements, including statements regarding the anticipated safety profile and clinical and therapeutic potential of MYK-461, the anticipated trial design and endpoints, and the anticipated dose for MYK-461 in the Company’s Phase 2 PIONEER-HCM study, the Company’s ability to advance MYK-461 into Phase 2 clinical development and anticipated timing thereof, reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks associated with the development and regulation of our product candidates, as well as those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and our other filings with the Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Beth DelGiacco

Stern Investor Relations, Inc.

212-362-1200

beth@sternir.com

Media Contact:

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Edelman

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